Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Nine Months and Quarter Ended December 31, 2009

PHILADELPHIA--(BUSINESS WIRE)--January 26, 2010--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the nine months and third quarter ended December 31, 2009. For the nine months ended December 31, 2009, sales decreased by 7% to $396,180,000 from $425,930,000 in 2008 while net income decreased 24% to $17,102,000, or $1.77 per diluted share compared to prior year net income of $22,420,000, or $2.22 per diluted share. For the quarter ended December 31, 2009, sales decreased by 8% to $182,230,000 from $197,122,000 in the prior year. Net income for the quarter decreased 23% to $12,700,000, or $1.31 per diluted share, compared to prior year net income of $16,412,000, or $1.68 per diluted share. The Company’s highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Nine Month Results

The decline in sales for the nine months ended December 31, 2009 was due to reduced shipments of Christmas products, primarily as a result of reduced customer purchases following weak retail sales in the preceding Christmas selling season. Sales of all occasion products in the current fiscal year have also been negatively impacted by the current economic downturn. Partially offsetting these declines were sales of businesses acquired since the beginning of last fiscal year, growth in our baby memory products business and improved Halloween sales. Excluding sales of businesses acquired since the beginning of last fiscal year, sales declined 9%. The decline in net income for the nine month period was primarily the result of reduced Christmas sales volume and lower gross margins on domestically produced Christmas products. Partially offsetting these negative factors were improved gross margins related to imported seasonal products, and reduced selling, general and administrative costs primarily related to the impact of cost savings initiatives.

Third Quarter Results

The decline in sales for the third quarter ended December 31, 2009 was primarily related to lower shipments of Christmas products as a result of reduced customer purchases following weak retail sales in the preceding Christmas selling season. Partially offsetting this decline was the impact of sales of a business acquired since the beginning of last year’s third quarter and improved all occasion sales. Excluding sales of a business acquired since the beginning of last year’s third quarter, sales declined 9%. The decline in net income for the third quarter was primarily due to reduced Christmas sales volume and lower margins on domestically produced Christmas products, net of improved gross margins on imported seasonal products. In addition, last year’s selling, general and administrative expenses included reductions to incentive compensation expense.

Management Comments

“Fiscal 2010 has been a challenging year. While the reduction in Christmas sales was expected based on our customers reduced demand for our products following the weak retail sales environment in the preceding Christmas selling season, retailers replenishment rates were also lower than expected for all occasion products. In addition, margins were negatively impacted by competitive pricing pressures and Christmas product manufacturing inefficiencies, combined with difficulties encountered from the implementation of a phase of our enterprise resource planning systems standardization project,” commented Christopher J. Munyan, CSS’ President and CEO. “In this difficult economic environment, we have continued to focus on maximizing cash flow. For the full year, we still expect cash flow provided by operating activities to exceed $43 million and capital expenditures to be less than $7 million. This compares to cash flows provided by operating activities of $28 million and capital expenditures of $14 million in our prior fiscal year, resulting in a net improvement of at least $22 million between years. This improvement is primarily a result of improved inventory management and reduced capital spending.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, floral accessories, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to expected future cash flow, and benefits from expected future balance sheet management improvements. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; risks associated with the Company’s enterprise resource planning systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2009 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated statements of operations for the three and nine months ended December 31, 2009 and 2008 and condensed consolidated balance sheets as of December 31, 2009, March 31, 2009 and December 31, 2008 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

SALES	$182,230	$197,122	$396,180	$425,930

COSTS AND EXPENSES
Cost of sales	136,661	147,967	295,356	315,134
Selling, general and administrative expenses	25,224	22,530	72,823	73,943
Interest expense, net	645	1,093	1,674	2,293
Other (income) expense, net	(86)	225	(337)	195

	162,444	171,815	369,516	391,565

INCOME BEFORE INCOME TAXES	19,786	25,307	26,664	34,365

INCOME TAX EXPENSE	7,086	8,895	9,562	11,945

NET INCOME	$12,700	$ 16,412	$17,102	$ 22,420

NET INCOME PER COMMON SHARE
Basic	$1.32	$1.69	$1.78	$2.24
Diluted	$1.31	$1.68	$1.77	$2.22

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,646	9,734	9,627	10,010
Diluted	9,682	9,796	9,671	10,120

CASH DIVIDENDS PER SHARE OF COMMON STOCK	$.15	$.15	$.45	$.45

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)

	December 31,	March 31,	December 31,
	2009	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 4,619	$ 2,179	$ 5,492
Accounts receivable, net	152,536	43,741	145,513
Inventories	67,530	99,971	96,303
Deferred income taxes	6,609	5,758	5,457
Asset held for sale	1,363	1,363	1,363
Other current assets	11,986	15,295	12,732

Total current assets	244,643	168,307	266,860

PROPERTY, PLANT AND EQUIPMENT, NET	50,657	54,942	53,557

OTHER ASSETS
Intangible assets, net	93,991	94,907	94,269
Other	3,936	4,103	4,023

Total other assets	97,927	99,010	98,292

Total assets	$393,227	$322,259	$418,709

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$ 46,100	$ 4,150	$ 67,400
Current portion of long-term debt	497	10,479	10,417
Accrued customer programs	13,034	9,909	13,061
Other current liabilities	48,423	29,398	54,060

Total current liabilities	108,054	53,936	144,938

LONG-TERM DEBT, NET OF CURRENT PORTION	166	485	-

LONG-TERM OBLIGATIONS	4,646	4,376	4,974

DEFERRED INCOME TAXES	5,768	4,208	3,304

STOCKHOLDERS’ EQUITY	274,593	259,254	265,493

Total liabilities and stockholders’ equity	$393,227	$322,259	$418,709

CONTACT:
CSS Industries, Inc.
Clifford E. Pietrafitta
Chief Financial Officer
215-569-9900